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                                                               EXHIBIT 10.10 (D)

             ROBERT STANZIONE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                    ARTICLE I

                                   DEFINITIONS

1.01     Actuarial Equivalent

A benefit of equivalent actuarial present value when computed using the UP-94 Mortality Table and an interest rate equivalent to the 30-year Treasury rate proscribed by the IRS pursuant to Internal Revenue Code Section 417 (e) (3), but not to be lower than 6% or higher than 7%.

1.02     Board

The Board of Directors of the Corporation.

1.03     Committee

The Compensation Committee of the Board, or any successor committee.

1.05     Continuous Service

Continuous Service shall be determined by multiplying by three the period of Participant's employment with the Corporation, its subsidiaries and affiliates, including Arris Interactive, and the Severance Period provided by his Employment Agreement. Participant's employment began on October 16, 1995.

1.05     Corporation

Arris Group, Inc., and its successors and assigns.

1.06     Early Retirement Date

The Participant's fifty-fifth (55th) birthday.

1.07     Effective Date

August 6, 2001.

1.08     Employment Agreement

The Amended and Restated Employment Agreement between Participant and Corporation effective August 6, 2001. All defined terms from the Employment Agreement not defined in this Plan shall have the same meaning in this Plan as in the Employment Agreement.


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1.09     Final Average Compensation

One-twelfth (1/12th) of Participant's annual salary at the time of Termination of Service plus one twelfth (1/12th) of Participant's typical annual bonus at the time of Termination of Service. Participant's typical annual bonus at the time of Termination of Service shall be the annual average of the three highest full year bonuses received by Participant for the five full years (or such lesser number of years) after 2001 preceding the time of Termination of Service. To the extent that the full years falling within this period are less than three, then Participant's typical annual bonus shall be computed by averaging such full year bonuses, if any, falling within this period with 100% of Participant's annual salary at the time of Termination of Service times the number of years necessary to bring the number of years being considered to three. ( Examples: if Participant's Termination of Service should occur prior to December 31, 2002, his typical annual bonus would be 100% of his then annual salary; if his Termination of Service should occur during the year 2003, his typical annual bonus would be the average of the bonus he received for 2002 and twice 100% of his then annual salary.)

1.10     Participant

Robert Stanzione

1.11     Normal Retirement Date

The Participant's sixty-second (62nd ) birthday.

1.12     Other Retirement Programs

See Appendix A.

1.13     Plan

The Robert Stanzione Supplemental Executive Retirement Plan.

19       Severance Period

The three-year period under the Employment Agreement during which Participant is entitled to receive severance benefits. If Participant is not entitled to receive such benefits then the Severance Period is zero.

1.15     Surviving Spouse

The person to whom Participant is married at the time of his death or election to receive a Joint and Survivor Annuity if Participant was married to that person for at least twelve (12) months prior to his Termination of Service. If that person is not Participant's Spouse at the Effective Date of this Plan, appropriate adjustments shall be made by the Committee to the table Appendix C to reflect any difference between the ages of Participant's current spouse and Participant's Surviving Spouse.


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1.16     Termination of Service

Participant's separation from the active employment of the Corporation, its subsidiaries and affiliates, whether by resignation, discharge, death, disability, retirement or otherwise.



                                   ARTICLE II

                             BENEFITS TO PARTICIPANT

2.01     Eligibility for Benefits

No benefits will be payable pursuant to the Plan if the Corporation terminates the Employment Agreement pursuant to Section 5(a) (i) or (ii) of that agreement or if Participant dies before his Early Retirement Date. Otherwise, Participant will be eligible for benefits upon Termination of Service as provide below.

2.02     Normal Retirement Benefits

Upon Termination of Service on his Normal Retirement Date, Participant shall receive a Normal Retirement Benefit payable as a monthly, single life annuity equal to the smaller of

         (a) the Life Annuity provided by the ANTEC Corporation Pension Plan and the ANTEC Corporation Supplemental Retirement Plan, (i) assuming continued participation in those plans as in existence at December 31, 2000, (ii) substituting Final Average Compensation and Continuous Service as defined in this Plan for the definitions of these terms in those plans, and (iii) determining the benefit without regard to the 30 year limit on Continuous Service in those plans; or

         (b) 50% of Participant's Final Average Compensation;

         less, in either case, the benefits payable to Participant from the Other Retirement Programs, including the benefits that would have been payable to him if he had not elected to accept other benefits in lieu of the benefits provided by the Other Retirement Programs (expressed as Actuarial Equivalent monthly benefits payable as single life annuities commencing on the first day of the month coincident with or next following his Normal Retirement Date).

         Benefit payments shall commence on the first day of the month coincident with or next following the Participant's Normal Retirement Date. Participant may delay the commencement of Benefit payments, but such delay shall not affect the amount of Participant's Normal Retirement Benefit.


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2.03     Late Retirement Benefits

If Participant incurs a Termination of Service after his Normal Retirement Date, he shall receive a Late Retirement Benefit equal to his Normal Retirement Benefit, calculated as of his Normal Retirement Date in accordance with Section
2.02 without regard to changes in benefits payable from Other Retirement Programs. Benefit payments shall commence on the first day of the month coincident with or next following Participant's Termination of Service.

2.04     Early Retirement Benefits

If Participant terminates the Employment Agreement with Good Reason prior to his Normal Retirement Date or incurs a Termination of Service after his Early Retirement Date, but prior to his Normal Retirement Date not due to the termination by the Corporation of the Employment Agreement pursuant to Section 5(a) (i) or (ii) of that agreement, Participant shall receive a benefit, calculated in accordance with Section 2.02, commencing on the first day of the month coincident with or next following his Normal Retirement Date or, if later, the conclusion of the Severance Period if there is such a period. Alternately Participant may elect to receive a reduced monthly benefit commencing on the first day of any month following the conclusion of the Severance Period under the Employment Agreement or if there is no such period, the Termination of Service.

The reduced benefit shall be determined applying the appropriate early retirement factor from the Appendix B to a monthly, single life annuity equal to the smaller of

         (a) the Life Annuity provided by the ANTEC Corporation Pension Plan and the ANTEC Corporation Supplemental Retirement Plan,
                  (i) assuming continued participation in those plans as in existence at December 31, 2000, (ii) substituting Final Average Compensation and Continuous Service as defined in this Plan for the definitions of these terms in those plans, and
                  (iii) determining the benefit without regard to the 30 year limit on Continuous Service in those plans; or

         (b)      50% of Participant's Final Average Compensation;

less, in either case, the benefits payable to Participant from the Other Retirement Programs, including the benefits that would have been payable to him if he had not elected to accept other benefits in lieu of the benefits provided by the Other Retirement Programs (expressed as Actuarial Equivalent monthly benefits payable as single life annuities commencing on the first day of the month coincident with or next following the end of the Severance Period or if there is no such period, the Termination of Service).

In the event Termination of Service is by Participant for Good Reason as defined in clause (iii) of Section 5 (b) of the Employment Agreement, the benefit pursuant to this Section 2.04 shall not be lower than $33,333, less the benefits payable to Participant from the Other Retirement Programs, including the benefits that would have been payable to him if he had not elected to accept other benefits in lieu of the benefits provided by the Other Retirement Programs


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

(expressed as Actuarial Equivalent monthly benefits payable as single life annuities commencing on the first day of the month coincident with or next following the end of the Severance Period or if there is no such period, the Termination of Service).


2.05     Joint and Survivor Annuities

In lieu of a single life annuity, Participant may elect, at any time during the ninety day period ending on the date benefit payments commence, to receive a reduced benefit payable during his lifetime with 50%, 66-2/3%, 75% or 100% of such reduced amount automatically continuing to his Surviving Spouse (a 50%, 66-2/3%, 75% or 100% Joint and Survivor Annuity) upon his death. The reductions to Participant's single life benefit shall be made in accordance with the appropriate annuity factor from Appendix C.

2.06     Death Benefits

If Participant, while eligible for benefits under this Plan, dies after his Early Retirement Date but before he has commenced receiving his benefits from the Plan, death benefits shall be distributed in the form of monthly payments to his Surviving Spouse, continuing for her lifetime. Payment of such benefits shall commence on the first day of the month coincident with or next following the date of his death. The monthly benefit to which the Surviving Spouse shall be entitled shall be the Actuarial Equivalent of the benefits to which the Participant would have been entitled if he had retired on the day prior to his death.

If Participant dies prior to his Early Retirement Date or does not have a Surviving Spouse, no benefits shall be payable under the Plan.

2.07     Lump Sum Settlement

In lieu of the benefits to which Participant or Surviving Spouse would otherwise be entitled under the foregoing provisions of this Article II, the Participant or Surviving Spouse may elect to receive an Actuarial Equivalent lump sum payment, subject to the following:

         (a) Participant's election of a lump sum payment must be filed with the Committee (i) at least one year prior to the date of the Participant's Termination of Service, (ii) in the case of a Termination of Service by Corporation without Good Cause, within 15 days of notice of such termination being received, or (iii) in the case of Termination of Service by Participant with Good Reason, prior to the earlier of the notice of breach or notice of such termination being given.

         (b) A lump sum payment elected by Participant under paragraph (a) above shall be paid to him as soon as practicable after his Termination of Service, but in no event less than 45 days after Termination of Service.

         (c) If Participant dies prior to his Termination of Service, any election filed by the Participant under this Section 2.07 shall be void unless there is a Surviving Spouse. If there is


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                  a Surviving Spouse, an election filed by Participant in
                  accordance with this Section 2.07 shall be effective. A Participant's Surviving Spouse may request the Corporation to permit the withdrawal of such election; provided, however, that no such election shall be withdrawn without the authorization of the Committee, in its sole discretion.

         (d) Any election or request by Participant or Surviving Spouse under this Section 2.07 shall be in writing, in such form as the Committee may require, and, once filed with the Committee, may be withdrawn only by a written notice of withdrawal filed with the Committee within the time limits for making an election provided above.


                                   ARTICLE III

                                 ADMINISTRATION


3.01     Duties of the Committee

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities.

3.02     Liabilities of the Committee

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan, nor shall any of the foregoing individuals or entities be liable to any Participant, former Participant, beneficiary or other interested party in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely of the Corporation.

3.03     Expenses

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Corporation. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

3.04     Unfunded Character of the Plan

The Plan shall be unfunded. Neither the Corporation nor the Committee nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Corporation to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan,


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

and shall give rise only to a claim against the general assets of the Corporation. No such liability shall be deemed to be secured by any pledge or any encumbrance on any specific property of the Corporation.



                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS


4.01     Operation as Unfunded Supplemental Executive Retirement Plan

The Plan is intended to be a deferred compensation plan as contemplated by
Section 3(2) of ERISA for the purpose of providing supplemental retirement benefits to selected members of management. The Plan is not intended to comply with the qualification requirements of the Internal Revenue Code of 1986. The plan shall be administered and construed so as to effectuate this intent.

4.02     Construction of Language

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this Plan, unless otherwise indicated.

4.03     No Assignment of Benefits

Neither the Participant, a Surviving Spouse nor any beneficiary of either may assign (other than by will or the laws of inheritance) any rights they may have to benefits under this Plan.


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


                                   APPENDIX A


                            OTHER RETIREMENT PROGRAMS


ANTEC Corporation Pension Plan

ANTEC Corporation Supplemental Retirement Benefits Plan as modified by the Employment Agreement (but only in the case Participant and his spouse have not waived to the satisfaction of the Committee all interest in any benefits under that plan)


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

                                   APPENDIX B

                      SCHEDULE OF EARLY RETIREMENT FACTORS



                                                   EARLY
                                                 RETIREMENT
            AGE AT START OF PAYMENTS               FACTOR
            -----------------------              ----------
                       55                           0.47285
                       56                           0.52327
                       57                           0.58002
                       58                           0.64408
                       59                           0.71660
                       60                           0.79895
                       61                           0.89277
                       62                           1.00000
                       63                           1.00000
                       64                           1.00000
                       65                           1.00000


Above factors will be pro-rated for fraction years.


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


                                   APPENDIX C

                 SCHEDULE OF JOINT AND SURVIVOR ANNUITY FACTORS


                            50%              66.66%              75%               100%

----------------------------------------------------------------------------------------
   AGE AT START         JOINT &            JOINT &           JOINT &             JOINT &
    OF PAYMENTS         SURVIVOR           SURVIVOR          SURVIVOR           SURVIVOR
   ------------         --------           --------          --------           --------
m
         55               94.1%              92.3%             91.4%              88.8%
         56               93.8%              91.9%             90.9%              88.3%
         57               93.4%              91.4%             90.5%              87.7%
         58               93.1%              91.0%             90.0%              87.1%
         59               92.7%              90.6%             89.5%              86.5%
         60               92.4%              90.1%             89.0%              85.8%
         61               92.0%              89.6%             88.5%              85.2%
         62               91.6%              89.1%             87.9%              84.5%
         63               91.2%              88.7%             87.4%              83.9%
         64               90.9%              88.2%             86.9%              83.2%
         65               90.5%              87.7%             86.4%              82.6%


      BASED ON:
    - 7.50% discount rate
    - UP1994 mortality (sex-distinct)


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